Exhibit 99.1

RH REPORTS RECORD THIRD QUARTER FISCAL 2014 FINANCIAL RESULTS

Q3 Net Revenues Increased 22%; Comparable Brand Revenues Increased 22%;

Adjusted Diluted EPS Increased 53% to $0.49

Company Increases Fiscal 2014 Adjusted Diluted EPS Guidance to Range of $2.33 to $2.35

Corte Madera, CA—December 10, 2014—RH (Restoration Hardware Holdings, Inc.—NYSE:RH) today announced record financial results for the third quarter ended November 1, 2014.

Third Quarter Highlights

•	Net revenues increased 22% on top of a 39% increase last year

•	Comparable brand revenues increased 22% on top of a 38% increase last year

•	Operating margin increased 150 basis points to 7.6%

•	Adjusted net income increased 56% to $20.3 million; GAAP net income of $19.4 million compared to $9.5 million for the same period last year

•	Adjusted diluted EPS increased 53% to $0.49; GAAP diluted EPS of $0.47 compared to $0.23 for the same period last year

Gary Friedman, Chairman and Chief Executive Officer, commented, “Our ability to curate and integrate new products, categories and businesses, then test and rapidly scale them across our multi-channel platform, is at the core of our ability to gain significant share and outperform our peers in the home furnishings marketplace. In the third quarter, net revenue growth accelerated to 22% on top of a 39% increase last year. Our adjusted net income growth of 56% in the quarter demonstrates the earnings power of our business model, and our team’s drive to deliver industry-leading results.”

Mr. Friedman added, “The business momentum and strong trends we are seeing for the remainder of the year give us further confidence in our financial outlook for fiscal 2014. We are increasing our adjusted EPS guidance to a range of $2.33 to $2.35, and expect to deliver our fifth consecutive year of net revenue growth in excess of 20%.”

Mr. Friedman continued, “We recently introduced the newest physical expressions of our brand, RH West Hollywood—The Gallery on Melrose Avenue, and our first next generation Design Gallery, RH Atlanta—The Gallery at The Estate in Buckhead. Our vision is to create spaces that blur the lines between residential and retail, indoors and outdoors, online and offline, transforming the traditional retail model from a way to shop to inspiring a new way to live. These new galleries feature garden courtyards and loggias, reflecting pools and trickling fountains, conservatories and rooftop parks with stunning views of the Hollywood Hills and Atlanta skyline. The Atlanta Gallery features our first ever retail presentation of RH Small Spaces plus a full floor dedicated to RH Baby & Child. We are extremely pleased with the early performance of these recently opened galleries—and believe that after seeing and experiencing them, one can truly understand the opportunity that lies ahead for RH.”

Mr. Friedman concluded, “Looking forward, we remain focused on our key value driving strategies including the expansion of our product offer, the transformation of our retail stores, and the continued enhancement of our multi-channel platform and operating infrastructure. While still in the early stages of building RH into the leading luxury home brand, we see a clear path toward $4 billion to $5 billion in North American sales, mid-teens operating margin, and significant free cash flow. I would like to thank all of our team members for their commitment to our cause, and our partners and shareholders for your continued support and belief in our brand. We wish all of you a holiday full of hope and happiness.”

Third Quarter Fiscal 2014 Financial Results

Revenue—Net revenues for the third quarter of fiscal 2014 increased 22% to $484.7 million from $395.8 million in the third quarter of fiscal 2013.

•	Comparable brand revenue, which includes direct, increased 22% in the third quarter of fiscal 2014 on top of a 38% increase for the same period last year.

•	As of November 1, 2014, the Company operated a total of 68 retail stores, consisting of 59 Galleries, 6 Full Line Design Galleries and 3 Baby & Child Galleries, as well as 18 outlet stores throughout the United States and Canada. This compares to a total of 70 retail stores, consisting of 62 Galleries, 5 Full Line Design Galleries and 3 Baby & Child Galleries, as well as 17 outlet stores throughout the United States and Canada at the end of the third quarter of fiscal 2013.

•	Direct revenues increased 31% to $241.2 million for the third quarter of fiscal 2014. This growth is on top of a 47% increase in direct revenues for the third quarter of fiscal 2013.

Operating Income and Margin*—Operating income for the third quarter of fiscal 2014 increased 54% to $36.7 million compared to $23.9 million in the third quarter of fiscal 2013. Operating margin for the third quarter of fiscal 2014 increased 150 basis points to 7.6% from 6.1% for the same period last year.

Net Income*—Adjusted net income for the third quarter of fiscal 2014 increased 56% to $20.3 million from $13.0 million in the third quarter of fiscal 2013. Adjusted net income excludes from interest expense the impact of non-recurring and other items, such as the non-cash debt discount amortization related to the Company’s convertible senior notes that were issued in a private placement in June 2014, and is calculated using a 40% effective tax rate. GAAP net income during the third quarter of fiscal 2014 was $19.4 million compared to $9.5 million for the same period last year.

Earnings Per Share*—Adjusted diluted EPS for the third quarter of fiscal 2014 increased 53% to $0.49 from $0.32 during the same period last year. Including the impact of non-recurring and other items, such as the non-cash debt discount amortization and GAAP tax rate, GAAP diluted EPS during the third quarter of fiscal 2014 was $0.47 compared to $0.23 for the same period last year.

Nine Months Fiscal 2014 Financial Results

Revenue—Net revenues for the first nine months of fiscal 2014 increased 19% to $1.285 billion from $1.079 billion for the first nine months of fiscal 2013.

•	Comparable brand revenue, which includes direct, increased 18% in the first nine months of fiscal 2014 on top of a 35% increase for the same period last year.

•	Direct revenues increased 25% in the first nine months of fiscal 2014. This growth is on top of a 39% increase in direct revenues for the first nine months of fiscal 2013.

Operating Income (Loss) and Margin*—Adjusted operating income for the first nine months of fiscal 2014 increased 59% to $99.6 million compared to $62.6 million in the first nine months of fiscal 2013. Adjusted operating margin for the first nine months of fiscal 2014 increased 200 basis points to 7.8% from 5.8% for the same period last year. Including the impact of non-recurring and other items, GAAP operating income was $90.4 million compared to a loss of $3.4 million for the same period last year and GAAP operating margin was 7.0% compared to -0.3% for the same period last year.

Net Income (Loss)*—Adjusted net income increased 57% to $55.1 million in the first nine months of fiscal 2014 from $35.1 million in the first nine months of fiscal 2013. Adjusted net income excludes the impact of non-recurring and other items, and excludes from interest expense the non-cash debt discount amortization related to the Company’s convertible senior notes that were issued in a private placement in June 2014. Adjusted net income is calculated using a 40% effective tax rate. GAAP net income during the first nine months of fiscal 2014 was $48.5 million compared to a net loss of $8.4 million for the same period last year.

Earnings (Loss) Per Share*—Adjusted diluted EPS for the first nine months of fiscal 2014 increased 55% to $1.35 from $0.87 during the same period last year. Including the impact of non-recurring and other items, and the non-cash debt discount amortization, GAAP diluted EPS during the first nine months of fiscal 2014 was $1.18 compared to a loss of $0.22 for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures is provided in the tables accompanying this release.

Outlook

The Company is providing the following guidance for the fourth quarter of fiscal 2014:

•	Net revenues in the range of $575 million to $585 million

•	Adjusted net income in the range of $41.1 million to $41.9 million

•	Adjusted diluted EPS in the range of $0.99 to $1.01

•	Effective tax rate of 40%

•	Diluted shares outstanding of approximately 41.5 million

The Company is updating its guidance for the fiscal year ending January 31, 2015 as follows:

•	Net revenues in the range of $1.86 billion to $1.87 billion

•	Adjusted net income in the range of $96.2 million to $97.0 million

•	Adjusted diluted EPS in the range of $2.33 to $2.35

•	Effective tax rate of 40%

•	Diluted shares outstanding of approximately 41.3 million

•	Capital expenditures in the range of $115 million to $125 million

Note: The Company’s adjusted net income and adjusted diluted earnings per share guidance does not include certain charges and costs, such as for unusual items which may occur in the future, and which are expected to be similar in future periods to the kinds of charges and costs excluded from adjusted net income and adjusted diluted earnings per share in prior quarters.

Video Presentation and Q&A Conference Call Information

Accompanying this release, Restoration Hardware will post a video presentation highlighting the Company’s third quarter fiscal 2014 performance and outlook on the Company’s Investor Relations website, ir.restorationhardware.com. Management will then host a live question and answer conference call at 2:30 p.m. PT (5:30 p.m. ET) today. Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.restorationhardware.com. A replay of the call will be available through December

24, 2014 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 46073191, as well as on the Company’s investor relations website.

About RH

RH (Restoration Hardware Holdings, Inc.—NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com.

*Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted operating income, adjusted operating margin, adjusted net income, adjusted EPS, and adjusted diluted EPS (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. With respect to the Company’s non-GAAP guidance for the fourth quarter of fiscal 2014 and the fiscal year ending January 31, 2015, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various non-recurring and recurring reconciling items such as non-cash and other one-time compensation, one-time income tax expense (benefit), and legal claim related expenses, among others. Certain items that impact these measures have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and as a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws including statements related to our future financial guidance, including for the fourth quarter of fiscal 2014 and the fiscal year ending January 31, 2015; our belief that our ability to curate and integrate new products, categories and businesses, then test and rapidly scale them across our multi-channel platform, is at the core of our ability to gain significant share and outperform our peers in the home furnishings marketplace; our expectation to deliver our fifth consecutive year of revenue growth in excess of 20%; our goal to build RH into the leading luxury home brand; our belief that we are well on track towards our long-term goal of $4 billion to $5 billion in North American sales, mid-teens operating margin, and generating significant free cash flow, and any statements or assumptions underlying any of the foregoing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, our ability to retain key personnel; successful implementation of our growth strategy; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; factors affecting our outstanding convertible senior notes; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Restoration Hardware Holdings’ Form 10-K filed with the Securities and Exchange Commission on March 31, 2014, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

VP, Investor Relations

(415) 945-4998

cmclaughlin@rh.com

RESTORATION HARDWARE HOLDINGS, INC.

FINANCIAL STATEMENTS AND RELATED INFORMATION

TABLE OF CONTENTS

Page 7.	Condensed Consolidated Statements of Operations

Page 8.	Condensed Consolidated Balance Sheets

Page 9.	Condensed Consolidated Statements of Cash Flows

Page 10.	Operating Metrics and Other Data

Page 11.	Reconciliation of Adjusted Income Statement Items

Page 13.	Reconciliation of Net Income (Loss) to Operating Income (Loss) and Adjusted Operating Income

Page 14.	Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income

Page 15.	Reconciliation of Diluted Net Income (Loss) Per Share to Adjusted Diluted Net Income Per Share

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Nine Months Ended
	November 1, 2014	% of Net Revenues	November 2, 2013	% of Net Revenues	November 1, 2014	% of Net Revenues	November 2, 2013	% of Net Revenues
Net revenues	$484,675	100.0%	$395,832	100.0%	$1,284,695	100.0%	$1,079,267	100.0%
Cost of goods sold	304,302	62.8%	255,032	64.4%	812,064	63.2%	697,364	64.6%

Gross profit	180,373	37.2%	140,800	35.6%	472,631	36.8%	381,903	35.4%
Selling, general and administrative expenses	143,685	29.6%	116,940	29.5%	382,230	29.8%	385,312	35.7%

Income (loss) from operations	36,688	7.6%	23,860	6.1%	90,401	7.0%	(3,409)	-0.3%
Interest expense	(5,210)	-1.1%	(2,165)	-0.6%	(11,612)	-0.9%	(4,196)	-0.4%

Income (loss) before income taxes	31,478	6.5%	21,695	5.5%	78,789	6.1%	(7,605)	-0.7%
Income tax expense	12,049	2.5%	12,146	3.1%	30,312	2.4%	842	0.1%

Net income (loss)	$19,429	4.0%	$9,549	2.4%	$48,477	3.7%	$(8,447)	-0.8%

Weighted-average shares used in computing basic net income (loss) per share	39,507,272		38,888,208		39,260,458		38,558,952
Basic net income (loss) per share	$0.49		$0.25		$1.23		$(0.22)
Weighted-average shares used in computing diluted net income (loss) per share	41,392,831		41,053,211		40,954,249		38,558,952
Diluted net income (loss) per share	$0.47		$0.23		$1.18		$(0.22)

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	November 1, 2014	February 1, 2014	November 2, 2013
ASSETS
Cash and cash equivalents	$157,127	$13,389	$8,197
Merchandise inventories	610,497	453,845	448,150
Other current assets	150,638	146,581	147,215

Total current assets	918,262	613,815	603,562
Property and equipment—net	331,988	214,909	190,069
Goodwill and other intangibles	173,283	171,132	171,480
Other assets	28,790	25,247	26,987

Total assets	$1,452,323	$1,025,103	$992,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$262,381	$206,778	$209,228
Other current liabilities	114,622	110,670	101,715

Total current liabilities	377,003	317,448	310,943
Convertible senior notes—net	281,014	—	—
Revolving line of credit	—	85,425	108,245
Other non-current obligations	155,951	76,958	64,001

Total liabilities	813,968	479,831	483,189

Stockholders’ equity	638,355	545,272	508,909

Total liabilities and stockholders’ equity	$1,452,323	$1,025,103	$992,098

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	November 1, 2014	November 2, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$48,477	$(8,447)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	24,995	19,959
Stock-based compensation expense	11,660	65,847
Other non-cash items	(2,080)	(13,415)
Change in assets and liabilities:
Merchandise inventories	(156,660)	(94,980)
Accounts payable, accrued expenses and other	50,850	61,491

Net cash provided by (used in) operating activities	(22,758)	30,455

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(69,690)	(57,622)
Purchase of trademarks and other intangible assets	(423)	—

Net cash used in investing activities	(70,113)	(57,622)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) under revolving line of credit	(85,425)	25,744
Proceeds from issuance of convertible senior notes	350,000	—
Proceeds from issuance of warrants	40,390	—
Purchase of convertible note hedges	(73,325)	—
Convertible debt issuance costs	(5,385)	—
Payments on capital leases	(1,655)	(1,418)
Proceeds from the exercise of stock options	6,220	1,436
Excess tax benefit from the exercise of stock options	7,937	1,440
Tax withholdings related to the issuance of stock-based awards	(2,115)	(178)

Net cash provided by financing activities	236,642	27,024

Effects of foreign currency exchange rate translation	(33)	(14)

Net increase (decrease) in cash and cash equivalents	143,738	(157)
Cash and cash equivalents
Beginning of period	13,389	8,354

End of period	$157,127	$8,197

RESTORATION HARDWARE HOLDINGS, INC.

OPERATING METRICS AND OTHER DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Growth in net revenues:
Stores [a]	15%	33%	14%	33%
Direct	31%	47%	25%	39%
Total	22%	39%	19%	36%
Comparable brand revenue growth [b]	22%	38%	18%	35%
Retail: [c]
Retail stores open at beginning of period	68	70	70	71
Stores opened	1	—	2	2
Stores closed	1	—	4	3
Retail stores open at end of period	68	70	68	70
Retail sales per leased selling square foot [d]	$372	$364	$1,025	$1,002
Total leased square footage at end of period (in thousands)	821	796	821	796
Total leased selling square footage at end of period (in thousands) [e]	575	521	575	521
Average leased square footage (in thousands) [f]	815	796	804	792
Average leased selling square footage (in thousands) [f]	569	521	559	517
Direct as a percentage of net revenues [g]	50%	46%	49%	47%

[a]	Store data represents retail stores plus outlet stores.
[b]	Comparable brand revenue growth includes retail comparable store sales, including Baby & Child Galleries, and direct net revenues. Comparable brand revenue growth excludes retail non-comparable store sales and outlet store net revenues. Comparable store sales have been calculated based upon retail stores, excluding outlet stores, that were open at least fourteen full months as of the end of the reporting period and did not change square footage by more than 20% between periods. If a store is closed for seven days during a month, that month will be excluded from comparable store sales.
[c]	Retail data has been calculated based upon retail stores, which includes our Baby & Child Galleries and excludes outlet stores.
[d]	Retail sales per leased selling square foot is calculated by dividing total net revenues for all retail stores, comparable and non-comparable, by the average leased selling square footage for the period.
[e]	Leased selling square footage is retail space at our stores used to sell our products. Leased selling square footage excludes backrooms at retail stores used for storage, office space or similar matters. Leased selling square footage excludes exterior sales space located outside a store, such as courtyards, gardens and rooftops. Leased selling square footage includes approximately 4,500 square feet related to one owned store location.
[f]	Average square footage (leased or leased selling, as applicable) is calculated for each quarter by taking the total applicable square footage at the beginning of the quarter plus the total applicable square footage at the end of the quarter and dividing by two. Average square footage for periods of nine months is calculated by averaging the average square footage for the quarters within such periods.
[g]	Direct revenues include sales through our catalogs and websites.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	Reported November 1, 2014	Adjustments	Adjusted November 1, 2014	% of Net Revenues	Reported November 2, 2013	Adjustments	Adjusted November 2, 2013	% of Net Revenues
Net revenues	$484,675	$—	$484,675	100.0%	$395,832	$—	$395,832	100.0%
Cost of goods sold	304,302	—	304,302	62.8%	255,032	—	255,032	64.4%

Gross profit	180,373	—	180,373	37.2%	140,800	—	140,800	35.6%
Selling, general and administrative expenses	143,685	—	143,685	29.6%	116,940	—	116,940	29.5%

Income from operations	36,688	—	36,688	7.6%	23,860	—	23,860	6.1%
Interest expense [a]	(5,210)	2,333	(2,877)	-0.6%	(2,165)	—	(2,165)	-0.6%

Income before income taxes	31,478	2,333	33,811	7.0%	21,695	—	21,695	5.5%
Income tax expense (benefit) [b]	12,049	1,475	13,524	2.8%	12,146	(3,468)	8,678	2.2%

Net income [c]	$19,429	$858	$20,287	4.2%	$9,549	$3,468	$13,017	3.3%

Weighted-average shares used in computing basic net income per share	39,507,272		39,507,272		38,888,208		38,888,208
Basic net income per share	$0.49		$0.51		$0.25		$0.33
Weighted-average shares used in computing diluted net income per share	41,392,831		41,392,831		41,053,211		41,053,211
Diluted net income per share	$0.47		$0.49		$0.23		$0.32

[a]	The adjustment to interest expense represents the exclusion of the non-cash amortization of debt discount related to our convertible senior notes, net of interest capitalized for capital projects. Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” for additional details.
[b]	Assumes a normalized tax rate of 40% for both periods presented. Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” for additional details.
[c]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

(Unaudited)

	Nine Months Ended
	Reported November 1, 2014	Adjustments	Adjusted November 1, 2014	% of Net Revenues	Reported November 2, 2013	Adjustments	Adjusted November 2, 2013	% of Net Revenues
Net revenues	$1,284,695	$—	$1,284,695	100.0%	$1,079,267	$—	$1,079,267	100.0%
Cost of goods sold	812,064	—	812,064	63.2%	697,364	—	697,364	64.6%

Gross profit	472,631	—	472,631	36.8%	381,903	—	381,903	35.4%
Selling, general and administrative expenses [a]	382,230	(9,200)	373,030	29.0%	385,312	(66,050)	319,262	29.6%

Income (loss) from operations	90,401	9,200	99,601	7.8%	(3,409)	66,050	62,641	5.8%
Interest expense [b]	(11,612)	3,909	(7,703)	-0.6%	(4,196)	—	(4,196)	-0.4%

Income (loss) before income taxes	78,789	13,109	91,898	7.2%	(7,605)	66,050	58,445	5.4%
Income tax expense [c]	30,312	6,447	36,759	2.9%	842	22,536	23,378	2.2%

Net income (loss) [d]	$48,477	$6,662	$55,139	4.3%	$(8,447)	$43,514	$35,067	3.2%

Weighted-average shares used in computing basic net income (loss) per share	39,260,458		39,260,458		38,558,952		38,558,952
Basic net income (loss) per share	$1.23		$1.40		$(0.22)		$0.91
Weighted-average shares used in computing diluted net income (loss) per share	40,954,249		40,954,249		38,558,952		40,170,430
Diluted net income (loss) per share	$1.18		$1.35		$(0.22)		$0.87

[a]	The adjustments for selling, general and administrative expenses include certain charges incurred in connection with a legal claim, non-cash compensation and follow-on offering fees. Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” for additional details.
[b]	The adjustment to interest expense represents the exclusion of the non-cash amortization of debt discount related to our convertible senior notes, net of interest capitalized for capital projects. Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” for additional details.
[c]	Assumes a normalized tax rate of 40% for both periods presented. Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” for additional details.
[d]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO OPERATING INCOME (LOSS)

AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net income (loss)	$19,429	$9,549	$48,477	$(8,447)
Interest expense	5,210	2,165	11,612	4,196
Income tax expense	12,049	12,146	30,312	842

Operating income (loss)	36,688	23,860	90,401	(3,409)
Legal claim [a]	—	—	9,200	—
Non-cash compensation [b]	—	—	—	63,155
Follow-on offering fees [c]	—	—	—	2,895

Adjusted operating income	$36,688	$23,860	$99,601	$62,641

Net revenues	$484,675	$395,832	$1,284,695	$1,079,267

Operating margin [d]	7.6%	6.1%	7.0%	-0.3%

Adjusted operating margin [d]	7.6%	6.1%	7.8%	5.8%

[a]	Represents charges incurred in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.
[b]	Represents a non-cash compensation charge related to the performance-based vesting of certain shares granted in November 2012 to Gary Friedman, our Chairman and Chief Executive Officer, as well as the one-time, fully vested option granted to Mr. Friedman in July 2013.
[c]	Represents legal and other professional fees incurred in connection with our May 2013 and July 2013 follow-on offerings.
[d]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
GAAP net income (loss)	$19,429	$9,549	$48,477	$(8,447)

Adjustments (pre-tax):
Legal claim [a]	$—	$—	$9,200	$—
Amortization of debt discount [b]	2,333	—	3,909	—
Non-cash compensation [c]	—	—	—	63,155
Follow-on offering fees [d]	—	—	—	2,895

Subtotal adjusted items	2,333	—	13,109	66,050
Impact of income tax items [e]	(1,475)	3,468	(6,447)	(22,536)

Adjusted net income [f]	$20,287	$13,017	$55,139	$35,067

[a]	Represents charges incurred in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.
[b]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the issuance of the $350 million principal amount of convertible senior notes that were issued in June 2014 (the “Notes”), we separated the Notes into liability (debt) and equity (conversion option) components and we will amortize as debt discount an amount equal to the fair value of the equity component as interest expense on the Notes over the term of the Notes. The equity component represents the difference between the proceeds from the issuance of the Notes and the fair value of the liability component of the Notes. Amounts are presented net of interest capitalized for capital projects of $0.9 million during both the three and nine months ended November 1, 2014.
[c]	Represents a non-cash compensation charge related to the performance-based vesting of certain shares granted in November 2012 to Mr. Friedman, as well as the one-time, fully vested option granted to Mr. Friedman in July 2013.
[d]	Represents legal and other professional fees incurred in connection with our May 2013 and July 2013 follow-on offerings.
[e]	Assumes a normalized tax rate of 40% for all periods presented.
[f]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF DILUTED NET INCOME (LOSS) PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Diluted net income (loss) per share [a]	$0.47	$0.23	$1.18	$(0.21)
EPS impact of adjustments (pre-tax):
Legal claim [b]	$—	$—	$0.22	$—
Amortization of debt discount [c]	0.06	—	0.10	—
Non-cash compensation [d]	—	—	—	1.57
Follow-on offering fees [e]	—	—	—	0.07

Subtotal adjusted items	0.06	—	0.32	1.64
Impact of income tax items [f]	(0.04)	0.09	(0.15)	(0.56)

Adjusted diluted net income per share [g]	$0.49	$0.32	$1.35	$0.87

[a]	Diluted net loss per share for the nine months ended November 2, 2013 is calculated based on GAAP net loss and diluted weighted-average shares of 40,170,430.
[b]	Represents charges incurred in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.
[c]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the issuance of the Notes, we separated the Notes into liability (debt) and equity (conversion option) components and we will amortize as debt discount an amount equal to the fair value of the equity component as interest expense on the Notes over the term of the Notes. The equity component represents the difference between the proceeds from the issuance of the Notes and the fair value of the liability component of the Notes. Amounts are presented net of interest capitalized for capital projects of $0.9 million during both the three and nine months ended November 1, 2014.
[d]	Represents a non-cash compensation charge related to the performance-based vesting of certain shares granted in November 2012 to Mr. Friedman, as well as the one-time, fully vested option granted to Mr. Friedman in July 2013.
[e]	Represents legal and other professional fees incurred in connection with our May 2013 and July 2013 follow-on offerings.
[f]	Assumes a normalized tax rate of 40% for all periods presented.
[g]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.